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Exhibit (11) - Statement re:  Computation of Earnings Per Share

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COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries


(In thousands, except per share data)

                                                   Three Months Ended
                                                        March 31
                                                  -------------------
                                                      1998       1997
                                                  --------    -------
Basic:
  Average shares outstanding                       156,717     159,901

Net income                                        $144,383    $123,772
Less preferred stock dividends                       4,275       4,275
                                                  --------    --------
Net income applicable to common stock             $140,108    $119,497
                                                  ========    ========

Basic net income per share                           $0.89       $0.75

Diluted
  Average shares outstanding                       156,717     159,901
  Nonvested stock                                      190         208
  Common stock equivalent:
    Net effect of the assumed exercise
      of stock options                               2,861       2,290
                                                  --------    --------
    Diluted average shares                         159,768     162,399
                                                  ========    ========

Net income                                        $144,383    $123,772
Less preferred stock dividends                       4,275       4,275
                                                  --------    --------
Net income applicable to common stock             $140,108    $119,497
                                                  ========    ========

Diluted net income per share                         $0.88       $0.74

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